Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GREENFIELD ONLINE, INC.

at

$17.50 Net Per Share

Pursuant to the Offer to Purchase dated September 11, 2008

by

Crisp Acquisition Corporation

a direct wholly owned subsidiary of

Microsoft Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, OCTOBER 8, 2008, UNLESS THE OFFER IS EXTENDED.

September 11, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 11, 2008 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”) in connection with the offer (the “Offer”) by Crisp Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a direct wholly owned subsidiary of Microsoft Corporation, a Washington corporation (“Microsoft”), to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Greenfield Online, Inc., a Delaware corporation (“Greenfield”), at a purchase price of $17.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $17.50 per Share, net to you in cash, without interest thereon and less any required withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of Wednesday, October 8, 2008, unless the Offer is extended by the Purchaser pursuant to the terms of the Merger Agreement (as defined below).

4.	The Offer is subject to certain conditions described in Section 14 of the Offer to Purchase.

5.	Tendering stockholders who are registered stockholders or who tender their Shares directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of the Shares pursuant to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 29, 2008 (as it may be amended from time to time, the “Merger Agreement”), by and among Microsoft, the Purchaser and Greenfield. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into Greenfield (the “Merger”) with Greenfield continuing as the surviving corporation, wholly owned by Microsoft. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) by any direct or indirect wholly owned subsidiary of Greenfield, which Shares will be cancelled and cease to exist without delivery of consideration, (ii) in treasury by Greenfield, which Shares will be cancelled and cease to exist without delivery of consideration, or (iii) by stockholders who exercise appraisal rights under Delaware law with respect to such Shares) will be cancelled and converted in the Merger into the right to receive, in cash, $17.50 or any greater per Share price paid in the Offer, without interest thereon and less any required withholding taxes.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually executed facsimile copy thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at DTC are actually received by the Depositary.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GREENFIELD ONLINE, INC.

at

$17.50 Net Per Share

Pursuant to the Offer to Purchase dated September 11, 2008

by

Crisp Acquisition Corporation

a direct wholly owned subsidiary of

Microsoft Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 11, 2008, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Crisp Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a direct wholly owned subsidiary of Microsoft Corporation, a Washington corporation, to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Greenfield Online, Inc., a Delaware corporation, at a purchase price of $17.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to Be Tendered:             Shares*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Sign Below
Account Number:	Signature(s):

Dated: __________________________________, 2008

Please Type or Print Name(s)

Daytime Area Code and Telephone Number

Please Type or Print Address(es) Here (including Zip Code)	Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all the Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.